EXHIBIT 3.1 Amended Articles of Incorporation of Sign Media Systems, Inc.

             ARTICLES OF AMENDMENT OF THE ARTICLES OF INCORPORATION
                                       OF
                            SIGN MEDIA SYSTEMS, INC.
                         DOCUMENT NUMBER: P02000009616

        Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida for profit corporation adopts the following articles of amendment to its articles of incorporation:

 1. The Articles of Incorporation are hereby amended by deleting all of the existing Articles and replacing all of the existing Articles with the following Amended and Restated Articles of Incorporation:

                                 ARTICLE I NAME

The name of the Corporation is "SIGN MEDIA SYSTEMS, INC".

                               ARTICLE II PURPOSE

The purpose for which the Corporation is organized is to transact any lawful business not required to be specifically stated in the Articles of Incorporation.

                          ARTICLE III AUTHORIZED STOCK
3.1     Number and Designation. The Corporation shall have authority to issue
one hundred million   (100.000,000)  shares  of  Common  Stock,  without  par
value, and one hundred million (100.000.000) shares of Serial Preferred Stock, without par value.

3.2 Preemptive Rights. No holder of capital stock of the Corporation of any class shall have any preemptive right to subscribe to or purchase (i) any shares of capital stock of this Corporation, (ii) any securities convertible into such shares or (iii) any options. warrants or rights to purchase such shares or securities convertible into any such shares.

                       ARTICLE IV SERIAL PREFERRED STOCK

4.1 Issuance in Series. The Board of Directors is hereby empowered to cause the Serial Preferred Stock of the Corporation to be issued in series with such of the variations permitted by clauses (a)-(i). both inclusive. of this Section 4.1 as shall have been fixed and determined by the Board of Directors with respect to any series prior to the issue of any shares of such series. The shares of the Serial Preferred Stock of different series may vary as to: (a) the number of shares constituting such series and the designation of such series, which shall be such as to distinguish the shares thereof from the shares of all other series and classes; (b) the rate of dividend, the time of payment and, if cumulative, the dates from which dividends shall be cumulative, and the extent of participation rights. if any; (c) any right to vote with holders of shares of any other


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 series or class and any right to vote as a c1ass, either generally or as a condition to specified corporate action; (d) the price at and the terms and conditions on which shares may be redeemed; (e) the amount payable upon shares in event of involuntary liquidation; (f) the amount payable upon shares in event of voluntary liquidation; (g) any sinking fund provisions for the redemption or purchase of shares; (h) the terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion, and (i) any other relative rights, preferences and limitations of that series.

 4.2 Dividends. The holders of the Serial Preferred Stock of each series shall be entitled to receive, if and when declared payable by the Board of Directors, dividends in lawful money of the United States of America, at the dividend rate for such series, and not exceeding such rate except to the extent of any participation right. Such dividends shall be payable on such dates as shall be fixed for such series. Dividends, if cumulative and in arrears, shall not bear interest. No dividends shall be dec1ared or paid upon or set apart for the Common Stock or for stock of any other class hereafter created ranking junior to the Serial Preferred Stock in respect of dividends or assets (hereinafter called Junior Stock), and no shares of Serial Preferred Stock, Common Stock or Junior Stock shall be purchased, redeemed or otherwise reacquired for a consideration, nor shall any funds be set aside for or paid to any sinking fund therefor, unless and until (i) full dividends on the outstanding Serial Preferred Stock at the dividend rate or rates therefor, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment with respect to all past dividend periods, to the extent that the holders of the Serial Preferred Stock are entitled 10 dividends with respect to any past dividend period, and the current dividend period, and (ii) all mandatory sinking fund payments that shall have become due in respect of any series of the Serial Preferred Stock shall have been made. Unless full dividends with respect to all past dividend periods on the outstanding Serial Preferred Stock at the dividend rate or rates therefor, to the extent the holders of the Serial Preferred Stock are entitled to dividends with respect to any particular past dividend period, together with the full additional amount required by any participation right, shall have been paid or declared and set apart for payment and a1l mandatory sinking fund payments that shall have become due in respect of any series of the Seria1 Preferred Stock shall have been made. no distributions shall be made to the holders of the Serial Preferred Stock of any series unless distributions are made to the holders of the Serial Preferred Stock of a11 series then outstanding in proportion to the aggregate amounts of the deficiencies in payments due to the respective series, and all payments shall be applied, first, to dividends accrued and in arrears, next, to any amount required by any participation right, and, finaJ1y, to mandatory sinking fund payments. The terms "current dividend period" and "past dividend period" mean, if two or more series or Serial Preferred Stock having different dividend periods are at the time outstanding, the current dividend period or any past dividend period, as the case may be, with respect to each such series.

4.3 Preference on Liquidation. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of the Serial Preferred Stock of each series shall be entitled to receive for each share thereof, the fixed liquidation price for such series, plus, an the case such liquidation, dissolution or winding up shall have been voluntary, the fixed 1iquidation premium for such series, if any, together in all cases with a sum equal to all dividends accrued or in arrears thereon and the full additional amount required by any participation right, before any distribution

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 of the assets shall be made to holders of the Common Stock or Junior Stock; but the holders of the Serial Preferred Stock shall be entitled to no further participation in such distribution. If, upon any such liquidation, dissolution or winding up, the assets distributable among the holders of the Serial Preferred Stock shall be insufficient to permit the payment of the fun preferential amounts aforesaid, then such assets shall be distributed among the holders of the Serial Preferred Stock then outstanding ratably in proportion to the full preferential amounts to which they are respectively entitled. For the purposes of this Section 4.3, the expression "dividends accrued or "in arrears" means, in respect of each share of the Serial Preferred Stock of any series at a particular time, an amount equal to the product of the rate of dividend per annum applicable to the shares of such series multiplied by the number of years and any fractional part of a year that shall have elapsed from the date when dividends on such shares became cumulative to the particular time in question less the total amount of dividends actually paid on the shares of such series or declared and set apart for payment thereon; provided. however, that, if the dividends on such shares shall not be fully cumulative, such expression shall mean the dividends, if any, cumulative in respect of such shares for the period stated in the articles of serial designation creating such shares less all dividends paid in or with respect to such period.

                             ARTICLE V COMMON STOCK

 5.1 Dividends. Subject to the provisions of law and the rights of holders of shares at the time outstanding of all classes of stock having prior rights as to dividends, the holders of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in such amounts as the Board of Directors may deem advisable.

5.2 Liquidation. In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after the payment or provision for payment in full for a1l debts and other liabilities of the Corporation and all preferential amounts to which the holders of shares at the time outstanding of all classes of stock having prior rights thereto shall be entitled, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of Common Stock.

 5.3 Voting Rights. The holders of Common Stock shall be entitled to one vote per share on all matters.

                       ARTICLE VI DIRECTORS AND MANAGEMENT

The following provisions are included for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and stockholders:

6.1 Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of a majority of the Board of Directors. but in no event shall the number of directors be less than three. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to

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  vote on such election. In case of any increase in the number of directors, the additional director or directors, and, in case of any vacancy in the Board of Directors due to death, resignation, disqualification, removal or any other cause, the successor to fill the vacancy shall be elected by such stockholders as have the right to vote on such election at an annual or special meeting of such holders or by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Directors need not be stockholders of the Corporation.

  6.2 Removal of Directors, Anyone or more or all of the directors may be removed, with or without cause, only by the holders of at least seventy-five percent (75%) of the shares then entitled to vote at an election of directors.

 6.3 By-Laws. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation, subject to any limitation thereof contained in (he by-laws. The stockholders shall also have the power to adopt. amend or repeal the by-laws of the Corporation; provided. however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or these Articles of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors. voting together as a single class, shall be required to adopt, amend or repeal any provision of the by-laws of the Corporation.

 6.4 Written Consent. Stockholders of the Corporation may take any action by written consent in lieu of a meeting but only in accordance with procedures set forth in the by-laws of the corporation.

 6.5 Advanced Notice by Stockholders. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the by-laws of the Corporation.

 6.6 Special Meetings of Stockholders. Special meetings of stockholders may be called at any time only by the Chief Executive Officer, the President, the Chairman of the Board of Directors or a majority of the members of the Board of Directors then in office. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

6.7 Books of the Corporation. The books of the Corporation may be kept at such place within or without the State of Florida as the by-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

6.8 Amendment of Articles In addition to any vote of the holders of any class or series of stock of the Corporation required by law or these Articles of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Articles of Incorporation of the Corporation.

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                   ARTICLE II LIMIT ON LIABILITY AND INDEMNIFICATION

  7.] Definitions. For purposes of this Article the following definitions shall apply: (a) "Corporation" means this Corporation, and no other predecessor entity or other legal entity; (b) "expenses" include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification; (c) "liability" means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan; (d) "legal entity" means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise;
  (e) "predecessor entity" means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise; and (f) "proceeding" means any threatened, pending. or completed action, suit, proceeding or appeal whether civil, criminaL administrative or investigative and whether formal or informal.

 7.2 Limit on Liability. To the fullest extent permitted by F1orida Law as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

7.3 Indemnification of Directors and Officers. The Corporation shall indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation) because such individual is or was a director or officer of the Corporation, or because such individual is or was serving the Corporation or any other legal entity in any capacity at the request of the Corporation, against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of such individual's willful misconduct or knowing violation of the criminal law. Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this
 Section 7.3 is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Section 7.4 of this Article; provided. however, that if a majority of the directors of the Corporation has changed after the date after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from such director or officer to repay the same if it is ultimately determined that such director or officer is not entitled to indemnfication. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to such director's or officer's ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make such director or officer ineligible for indemnification. The Corporation is authorized to contract in advance to

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  indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section 7.3.

 7.4 Indemnification of Others. The Corporation may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Section 7.3 of this Article, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this Section 7.4 is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person's rights under Section 7.3 of this Article shall be limited by the provisions of this Section 7.4.

 7.5 Miscellaneous. The rights of each person entitled to indemnification under this Article shall inure to the benefit of such person's heirs, executors and administrators. Special legal counsel selected to make determinations under this Article may be counsel for the Corporation. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent such person is indemnified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation's power to indemnify against such liability. The provisions of this Article shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above. If any provision of this Article or its application to any person or circumstances is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this end the provisions of this Article are severable.

 7.6 Application; Amendments. The provisions of this Article shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to a proceeding may have occurred before its adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

                                      ARTICLE VIII EXISTENCE

The Corporation is to have perpetual existence.

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                                  ARTICLE X REGISTERED AGENT

 The registered agent shall be Antonio F. Uccello, III, 2100 19th Street, Sarasota, FL 34234.

                                 ARTICLE XI REGISTERED OFFICE

 The registered office shall be 2100 19th Street, Sarasota, FL 34234.

 2. This amendment to the Articles of Incorporation was duly adopted in accordance with the general corporation law of the Stale of Florida on January 24, 2003.

 3. This amendment was approved by the shareholders. The number of votes cast for the amendment was sufficient for approval.

         The undersigned executed these Articles of Amendment on April 15, 2003

        /s/ Antonio F. Uccello, III
        Antonio F. Uccello, III, Chairman

                          ACCEPTANCE OF APPOINTMENT AS
                              REGISTERED AGENT FOR

                            SIGN MEDIA SYSTEMS, INC.

        Having been named to accept service of process for the above stated corporation, at the place designated in the corporation's Amended Articles of Incorporation, I hereby acknowledge and accept the appointment and agree to act in this capacity, and I further agree to comply with the provisions of all statutes relative to the proper and complete performance of my duties.


        DATED: April 15, 2003.


        /s/ Antonio F. Uccello
        Antonio F. Uccello